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                                                                     EXHIBIT 4.4

                              AGREEMENT TO LOCK UP

      THIS AGREEMENT TO LOCK UP, DATED MAY 19, 1999 (HEREINAFTER REFERRED TO AS THE "AGREEMENT"), IS MADE BY AND BETWEEN NOVED HOLDINGS (HEREINAFTER REFERRED TO AS "SHAREHOLDER"), AND EBI SECURITIES AND THE J.B. SUTTON GROUP, LLC., (HEREINAFTER REFERRED TO AS THE "PLACEMENT AGENTS".)

RECITALS

A. The Placement Agents are endeavoring to provide private placement financing for Halo Holdings of Nevada, Inc (the "Company").

B. Shareholder believes that the Agreement is necessary to ensure that the financing takes place.

TN CONSIDERATION of the mutual benefits to be derived by the parties hereunder, the promises contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged by each party, the parties hereby agree and covenant as follows:

SECTION I    OWNERSHIP OF SHARES

a.) Shareholder is the beneficial owner of those shares of common stock of the
    Company (hereinafter referred to as the "Common Stock") as is set forth below:
            Shareholder                 Shares
            Noved Holdings              530,000

b.) Shareholder further covenants and agrees that he/she is the beneficial owner of the Common Stock as set forth above, and that other than this Agreement, his/her ownership of the Common Stock is not subject to any liens, encumbrances, options, agreements to sell or other obligation which would impair his ownership of the Common Stock as set forth above.

SECTION II  AGREEMENT TO LOCKUP

Shareholder hereby agrees not to offer, sell or contract to sell, encumber or otherwise dispose of, directly or indirectly (including short sales, sales against the tax and/or other hedging to derivative transactions) or announce an offering of, any Common Stock beneficially owned by the shareholder until twelve months from the closing of the June 1999 Private Placement.


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SECTION III INVOLUNTARY TRANSFERS

In the event of any sale, transfer, or disposition of any Common Stock contrary to this Agreement in any manner, whether voluntary or involuntary, including but not limited to, sale, transfer or disposition under judicial order, legal process, attachment, enforcement of a pledge, trust, or encumbrance, or sale under any of them, the purchaser or one to whom the stock passes or is disposed of shall offer in writing to sell to the Company all of such stock, within 10 days after such sale, transfer, or disposition, provided however, that the purchase price of such Common Stock shall be the lesser of the price paid by the offeror or the current fair market value of the Common Stock, which shall be equal to the average closing bid price of the Common Stock on the OTC Bulletin Board or such other National Market on which the shares of the Company's common stock is traded during the twenty (20) business days preceding the date the Common Stock was sold or otherwise transferred.


SECTION IV TRANSFER IN VIOLATION OF AGREEMENT

Any sale, transfer, disposition, or encumbrance of any Common Stock subject to this Agreement made in violation to the terms and conditions of this Agreement shall be absolutely null and void, and the Common Stock shall not be transferred or recognized by the Company.

SECTION V   STOCK CERTIFICATE LEGEND

Shareholder agrees that he/she will hold his Common Stock subject to the terms of this Agreement, and will not sell, transfer, pledge, assign, encumbrance, or otherwise dispose of its Common Stock in any manner except as provided by the terms of this Agreement. Each shareholder agrees that the certificates representing the Common Stock owned by each Shareholder will be endorsed with the following legend:


"SALE, TRANSFER, PLEDGE, ASSIGNMENT, OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS OF AN AGREEMENT TO LOCKUP DATED MAY 19, 1999, WHICH MAY BE EXAMINED AT THE PRINCIPAL OFFICE OF THE COMPANY."

SECTION VI TERMINATION

This Agreement shall terminate on the earlier of:


(a) The date indicated in Section II or,

(b) Agreement of the placement agents.


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SECTION VII      REMEDIES


In the event of a breach or threatened breach of this Agreement by shareholder or those acting on Shareholder's behalf, Shareholder agrees that the Company will not have adequate remedy at law and will be entitled to equitable relief, including an injunction in respect of such breach or threatened breach. The election by the Company to seek equitable remedies shall not prohibit the Company from also pursuing any other available remedies, whether legal or equitable in nature, against the breaching Shareholder.


SECTION VIII ARBITRATION

Any dispute arising out of or relating to this Agreement, or the breach thereof shall be submitted to final and binding arbitration before the American Arbitration Association in accordance with its rules and regulations. Nothing in this Section VIII, however, shall prohibit the Company from seeking equitable relief in a court of competent jurisdiction pursuant to Section VII of this Agreement, nor shall such action by the Company operate as a waiver of its right to compel binding arbitration of a dispute arising out of or relating to this agreement, or a breach thereof.

SECTION IX GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION X BINDING OF SUCCESSORS

This Agreement is binding on the Shareholders, the Heirs, Executors, Administrators, Successors, and Assigns,

SECTION XI COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but each of which shall constitute one and the same document.


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SECTION XII ENTIRE AGREEMENT

This Agreement shall constitute the entire agreement between the parties.

AGREED AND ACCEPTED ON THE DATE FIRST WRITTEN ABOVE BY:

By;  /s/ DANIEL D. STARCZEWSKI
  ---------------------------------------
Noved Holdings
    Daniel D. Starczewski, President

The J.B. Sutton Group, LLC.


By;  /s/
  ---------------------------------------


EBI Securities Inc.


By;  /s/
  ---------------------------------------